EXHIBIT 3.1


                     COMPOSITE CERTIFICATE OF INCORPORATION
                                       OF
                             C&D TECHNOLOGIES, INC.

          (This Composite Certificate of Incorporation is being filed to comply with Item 601(3)(i) of Regulation S-K. It consists of a composite of the Corporation's Restated Certificate of Incorporation and the amendments thereto. It has not been filed with the Secretary of State of Delaware in this form.)

FIRST:    The name of the Corporation is C&D TECHNOLOGIES, INC.

SECOND: The registered office of the Corporation is located at 299 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act of activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware. Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the power to do all and everything necessary suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers of which a corporation may be organized under the General Corporation Law of the State of Delaware, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the Corporation's business or powers or any part or parts thereof, provided the same be not inconsistent with said General Corporation Law; and it shall have the power to conduct and carry on its business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

FOURTH:   The total number of shares of capital  stock that may be issued by the
Corporation is 10,000,000 shares of common stock, par value $.01 per share.

FIFTH:    The name and address of the sole incorporator are as follows:

                        Name                  Address

                  Steven J. Wright        488 Madison Avenue
                                          New York, New York 10022

SIXTH:    The  following  provisions  are  inserted  for the  management  of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:
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          1. The number of  directors of the  Corporation  shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

          2. The Board of Directors shall have power, without the assent or vote of the stockholders:

               (a) to make, alter, amend, change, add or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; to declare dividends; and to fix the record date and the date for the payment of any dividends; and

               (b) to  determine  from time to time  whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

          3. The directors in their discretion may submit any contract or act for approval or ratification by the written consent of the stockholders, at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the written consent or vote of the holders of a majority of the stock of the Corporation (which in the case of a meeting is represented in person or by proxy at such meeting, provided a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of the directors' interest, or for any other reason.

          4. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH:   Whenever  a  compromise  or  arrangement   is  proposed   between  the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholders thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and the said reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.